Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (this “Agreement”) is made and entered into as of January 29, 2026 to be effective as of the Effective Date by and between, the following (the “Parties” or each a “Party”):

(a)	XTI Aerospace, Inc., a Nevada corporation (the “Company” or “XTI”), and

(b)	Soumya Das, an individual (“Employee”).

RECITALS

WHEREAS, on or about November 7, 2016 Employee entered into that certain Employment Agreement (the “Original Employment Agreement”) with Sysorex USA (“Sysorex”), which such Original Employment Agreement was amended as of August 31, 2018 by instrument executed by Employee, Sysorex, and Inpixon, Inc., a Nevada corporation (“Inpixon” which was by such time the parent of Sysorex) (the “Amendment”) whereupon Employee became an employee of Inpixon; and

WHEREAS, on March 11, 2024, Inpixon and XTI Aircraft Company, a Delaware corporation (“Aircraft”) entered into a transaction pursuant to which (the “Merger”) pursuant to which Inpixon was the surviving entity, (i) changed its name to XTI Aerospace Inc., (ii) XTI Aircraft Company became a wholly-owned subsidiary of XTI, (iii) XTI inherited two German subsidiaries: (x) Inpixon GmbH, (y) IntraNav GmbH, based in Eschborn, Germany, an indirect subsidiary of XTI (collectively, the (“Inpixon Companies”), with the German Companies comprising the entire business unit of XTI generally referred to as Inpixon focused on real-time location systems (“RTLS’’) technology providing location intelligence solutions in factories and other industrial facilities to help optimize operations, increase productivity, and enhance safety (the “Inpixon Business”); and

WHEREAS, in addition, in connection with the Merger, and as of the time of such Merger, (i) Employee became the Chief Executive Officer of Inpixon and was appointed to the Board of Directors of XTI (the “Board’’), and (ii) Employee’s Base Salary and Bonus as initially described in the Original Employment Agreement, were amended such that, through Inpixon, Employees Base Salary and Bonus were, immediately prior to the Effective Date hereof, as follows:

Base Salary: $312,000 (Employee’s “Current Base Salary”)

Bonus: $300,000 (Employee’s “Current Bonus”); and

WHEREAS, Employee following the Merger awarded certain stock options to acquire the Company’s common stock (generally, the “Options” to acquire currently totaling 81,901 shares of the Company’s common stock) some or all of which may have vested as of the Effective Date hereof; and

WHEREAS, Employee desires to resign as a member of the Board as of the Effective Date hereof (the “Board Resignation Date”), and

WHEREAS, XTI wishes to sell or otherwise dispose of the Inpixon Business (generally the “Inpixon Transaction”) with the closing date (the “Inpixon Closing Date”) of such Inpixon Transaction anticipated to be on or about January 30, 2026; and

WHEREAS, Employee further desires to resign from any and all positions Employee has with any of the Company or any of the Company’s subsidiaries, including, but not limited to, the Inpixon Business and the Inpixon Companies (collectively the “XTI Companies”), as of the Effective Date.

NOW, THEREFORE, incorporating herein the foregoing Recitals, and for good and valuable consideration, the Parties agree, as follows:

1. Board Resignation. Employee hereby resigns from and shall cease to serve as a member of the Company’s Board as of the Board Resignation Date (generally the “Board Resignation”).

2. Resignation from all other Positions as of the Effective Date. Employee does hereby tender Employee’s resignation as Chief Executive Officer of Inpixon and from any and all other positions Employee holds with any of the XTI Companies, as of the Effective Date (generally the “XTI Resignation” and together with the Board Resignation, the “Resignations.

3. Public Announcement. Except as may be required by regulatory or legal requirement, the Company will not make any public announcement concerning Employee’s XTI Resignation.

4. Status of Resignation. Employee’s XTI Resignation shall be treated, for all purposes, as a termination by Employee’s resignation of the Original Employment Agreement, as amended by the Amendment, and any other relationship Employee has with any and all of the XTI Companies, as of the Effective Date.

5. Consideration.

(a) In complete satisfaction of any and all amounts the Company or any of the XTI Companies or the Inpixon Companies may owe to Employee, or Employee’s heirs, representatives, and/or assigns, up to and through the Effective Date, including, but not limited to (x) any Base Salary or Bonus, or any other amounts to which Employee may be entitled to as a result of or in connection with Employee’s employment with any of the XTI Companies, and/or (y) any amounts Employee may in any way be entitled to under the Original Employment Agreement, as amended by the Amendment, and in consideration of Employee’s Resignations, the Company agrees, as follows:

(i) Subject to applicable withholding requirements, pay to Employee Employee’s unpaid Base Salary since the last payroll through the Effective Date, and

(ii) Subject to applicable withholding requirements, pay Employee the value of Employee’s accrued, unused vacation leave, subject to applicable withholding, (such accrued PTO (210 hours) amount being $31,500).

(iii) reimburse Employee for all pre-approved business expenses reasonably incurred by Employee and properly submitted to the Company prior to the Effective Date, in compliance with the Company’s reimbursement policy, and

(iv) fully vest as of the Effective Date all of Employee’s Options;

(b) In consideration of Employee’s full and complete satisfactions of Employee’s obligations as set forth in Section 4 above, the Company agrees to pay to Employee, within ten (10) business days of the Effective Date, $687,000 (the “Separation Payment”) subject to any applicable withholding requirement, which such Separation Payment is inclusive of the amounts described in Section 5(a) above and the following amounts:

i.	One year of base salary $312,000

ii.	One year of bonus $300,000

iii.	Q4 2025 bonus of $75,000

iv.	Direct payment of COBRA costs for one (1) year following the Effective Date (amount to be determined).

6. Representations and Warranties. Employee represents that, as of the date hereof, Employee has no knowledge of any wrongdoing by the Company involving (a) a breach by Inpixon or any contract or obligation Inpixon has with any third-party, or (ii) an improper or false claims against, by or concerning (i) a federal or state governmental agency or any German governmental authority, or any third-party. The Company acknowledges that it is not aware of any claims it or others may have against the Employee for any actions or inactions through the date of this agreement. Additionally, Employee represents and warrants to the Company, the following:

(a) Employee is of sound mind, capable of understanding each and every term of this Agreement and capable of entering into it.

(b) Employee is entering into this Agreement of his own free will.

7. Non-Admission of Discrimination or Wrongdoing and Acknowledgment of Payment of All Accrued Compensation. This Agreement shall not in any way be construed as an admission by either Party that they acted wrongfully with respect to the other, or any other person. The Company and Employee specifically disclaim any liability to or wrongful acts against each other or any other person or entity, on the part of themselves, their parents, subsidiaries, affiliates, predecessors, successors, officers, employees, or agents. Employee understands and agrees that he has not suffered any discrimination and/or harassment in terms, conditions or privileges of his employment based on age, race, gender, religious creed, color, national origin, ancestry, physical disability, mental disability, medical condition, marital status, sexual orientation, gender identification or on any other legally protected basis. Employee understands and agrees that he has no claim for employment discrimination and/or harassment under any legal or factual theory.

8. No Lawsuits. Employee promises never to file a lawsuit, administrative complaint, or charge of any kind with any court, governmental or administrative agency or arbitrator against the Company or any of its current or former officers, directors, agents or employees, or any of the Company Releasees as defined below, asserting any claims that are released in this Agreement. Employee represents and agrees that, prior to signing this Agreement, he has not filed or pursued any complaints, charges or lawsuits of any kind with any court, governmental or administrative agency or arbitrator against the Company or any of its current or former officers, directors, agents or employees, or any of the Company Releasees as defined below, asserting any claims that are released in this Agreement.

9. Additional Documents. Employee agrees to endorse and execute any and all documents necessary or appropriate to assign and transfer to, and vest in the Company any and all rights Employee may have to any and all intellectual property rights or other rights Employee may have in any way associated with or relating to the business of the Company, including those attached hereto as Exhibit A and Exhibit B.

10. Complete Release by Employee. As a material inducement for the Company to enter into this Agreement and pay, as applicable the Consideration described in Section 5 above, Employee, knowingly and voluntarily waives and releases all rights and claims, known and unknown, which Employee may have against the Company, the XTI Companies, the Inpixon Companies, and any of their (i) successors and assigns; (ii) current or former parent, successor, predecessor, affiliate, subsidiary or related entities; or (iii) any of their current or former officers, directors, members, shareholders, managers, employees, agents, contractors, insurance carriers, representatives or attorneys (generally and collectively, “the Company Releasees”), including any and all charges, complaints, claims, liabilities, obligations, promises, agreements, contracts, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses of any kind other than those obligations of the Company as expressly provided herein. This includes, but is not limited to, claims for employment discrimination, race discrimination, harassment, retaliation, wrongful termination, constructive termination, violation of public policy, breach of any express or implied contract, breach of any implied covenant, fraud, intentional or negligent misrepresentation, emotional distress, defamation, libel, slander, or any other claims relating to Employee’s relationship with the Company.

11. Complete Release by the Company. As a material inducement for Employee to enter into this Agreement, the Company knowingly and voluntarily waive and release all rights and claims, known and unknown, which they or any of them may have against Employee and any of Employee’s heirs, successors and assigns, or attorneys (“Employee Releasees”), including any and all charges, complaints, claims, liabilities, obligations, promises, agreements, contracts, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses of any kind, other than those obligations of Employee as provided herein or other document expressly referenced herein.

12. Indemnification. The Company shall defend, indemnify, and hold harmless Employee and his agents, successors, and assigns from and against all losses, damages, liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, costs, or expenses of whatever kind (including reasonable attorneys’ fees) arising out of or resulting from any acts undertaken by Employee in the scope of his performances of his duties for the Company.

13. Unknown Claims. The Parties all acknowledge and agree that, as a condition of this Agreement, they all expressly release all rights and claims against any other Party that they know about, as well as those they may not know about or suspect to exist at the time of executing this Agreement, which if known may have materially affected the decision to execute this Agreement. For the purpose of implementing a full and complete release and discharge of the Company Releasees and the Employee Releasees, and others released herein, the Parties expressly acknowledge that this Agreement is intended to include and does include in its effect, without limitation, all claims which they do not know or suspect to exist in his favor against any Party hereto, and that this Agreement contemplates the extinguishment of any such claim or claims.

/s/ SD		/s/ BT
Employee	Initials	Company Initials

14. Ownership of Claims. The Parties each represent and agree that they have not assigned or transferred, or attempted to assign or transfer, to any person or entity, any of the claims he is releasing in this Agreement.

15. No Representations. Employee represents and agrees that no promises, statements or inducements have been made to him that caused him to sign this Agreement other than those expressly stated in this Agreement. Employee acknowledges and agrees that this Agreement is the sole and only expression of the terms relating to its subject matter, and that such terms cannot be modified or amended through the use of any outside oral or written evidence that existed prior to or after the date Employee signs this Agreement.

16. Confidentiality of this Agreement. The Parties shall keep the facts and terms of this Agreement confidential, and not to disclose such information to anyone other than to that Party’s own spouse, if any, attorneys and the Company’s board of directors, management team and others within the Company with a need to know such information (hereafter referred to as “Parties’ Confidants”), all of whom will be informed of and be bound by this confidentiality provision. Unless otherwise required by a governmental authority, neither of the Parties nor the Parties’ Confidants shall disclose the facts, amount or terms of this Agreement to anyone including, but not limited to, any Internet or Internet media, any print, radio or television media, to any past, present or prospective applicant for employment with the Company, to any current or former employee of the Company, to any counsel for any current or former employee of the Company, to any other counsel or third party, or to the public at large. The Parties understand and agree that any disclosure of information in violation of this confidentiality provision by a Party or by any of Parties’ Confidants would cause injury and damage, the actual amount of which would be impractical or extremely difficult to determine. Accordingly, the Parties agree that any Party shall be entitled to an immediate injunction and then shall be entitled to equitable relief as well as whatever legal damages suffered. If any proceeding is brought concerning an alleged violation of this confidentiality provision, the prevailing Party shall recover from the losing Party all reasonable attorneys’ fees and costs incurred in connection with such proceeding. The non breaching Party shall have the burden of proving by a preponderance of the evidence such violation by the breaching Party.

17. Successors. This Agreement shall be binding upon the Parties and their respective heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of the Company Releasees and the Employee Releasees.

18. Mediation. The Parties to this Agreement agree to mediate any dispute or claim arising out of or relating to this Agreement or any resulting transaction therefrom, including selection of forum of the dispute, before resorting to court action, subject to exclusions from mediation as set forth. The Parties shall agree upon a mediator mutually acceptable to them and mediation fees, if any, shall be divided equally among the Parties involved. If any Party commences an action based on the dispute or claim to which this Paragraph applies, without first attempting to resolve the matter through mediation, then that Party shall not be entitled to recover attorneys’ fees, even if they would otherwise be available to that Party in any such action. Should Employee or the Company institute any legal action or administrative proceeding with respect to any claim waived by this Agreement or pursue any dispute or matter covered by this paragraph by any method other than said mediation, the responding Party shall be entitled to recover from the other Party all damages, costs, expenses and attorneys’ fees incurred as a result of such action. The only exception to this clause regarding mediating disputes shall be a claim for injunctive relief for disclosure or threatened disclosure of Trade Secrets, as described in this Agreement.

19. Mutual Non-Disparagement. The Parties are executing this Agreement on an amicable basis and both parties agree to speak favorably about the other. The Parties further agree not to falsely or maliciously disparage one another, and their officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that the Parties may respond accurately and fully to any request for information if required by legal process or in connection with a government investigation. In addition, nothing in this provision or this Agreement is intended to prohibit or restrain either Party in any manner from making disclosures that are protected under the whistleblower provisions of federal law or regulation or under other applicable law or regulation.

20. Release of Age Discrimination Claims. Age discrimination is specifically intended to be included as a Released Action: Employee specifically intends that this Agreement shall include a complete release of claims for race discrimination and under the Age Discrimination in Employment Act of 1967 (ADEA; 29 U.S.C. §§ 621 et seq.), as amended by the Older Workers’ Benefit Protection Act of 1990, except for any allegation that a breach of this Act occurred following the effective date of this Agreement.

(a) Additional Consideration: Employee agrees and promises that this Agreement by the Company represents obligations by the Company to Employee that are in addition to anything of value to which Employee was otherwise entitled from the Company. In addition, Employee agrees and acknowledges that additional consideration has been provided by the Company (beyond that which would have otherwise been provided) in order to effect a valid waiver of Employee’s claims under the federal age discrimination laws.

(b) Advice to Consult an Attorney: Employee is hereby advised to consult with an attorney prior to signing this Agreement, because Employee is giving up significant legal rights. Employee acknowledges that he has been so advised and has, in fact, considered whether to consult with an attorney prior to signing this Agreement.

(c) Reasonable Time to Consider Settlement Agreement: Employee acknowledges that Employee has been given a reasonable period of time (a maximum of 21 days, if Employee so chooses) to consider this Agreement prior to signing this Agreement. Employee understands that he has seven days following his signing of this Agreement to rescind it, but only insofar as it affects a release of a claim for violation of the ADEA, in which case it shall remain fully effective in all other respects. To rescind this Agreement as to the ADEA, Employee agrees to deliver a Notice signed by Employee to the Company via Brooke Turk, CFO at the address or email set forth following the Company’s signature below, by the end of the seven-day period. The remainder of this Agreement shall remain in full force and effect including, but not limited to, the clause requiring arbitration of disputes.

(d) Non-Release of Future Claims: Employee is hereby advised that this Agreement does not waive or release any rights or claims that Employee may have under the ADEA, or otherwise, which arise after the date Employee signs this Agreement.

21. Severability and Governing Law. Should any of the provisions in this Agreement be declared or be determined to be illegal or invalid, all remaining parts, terms or provisions shall be valid, and the illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement. This Agreement is made and entered into in the State of Nevada and shall in all respects be interpreted, enforced and governed under the laws of Nevada, without respect to any conflicts of law provisions in other jurisdictions.

22. Proper Construction. The language of all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning, and not strictly for or against any of the Parties. As used in this Agreement, the term “or” shall be deemed to include the term “and/or” and the singular or plural number shall be deemed to include the other whenever the context so indicates or requires. The paragraph headings used in this Agreement are intended solely for convenience of reference and shall not in any manner amplify, limit, modify or otherwise be used in the interpretation of any of the provisions hereof.

23. Entire Agreement. This Agreement is the entire agreement between the Parties and fully supersedes any and all prior agreements or understandings between the Parties pertaining to Employee’s employment with the Company and the subject matter and agreements referenced herein.

24. Dispute Resolution/Arbitration. Except as otherwise provided herein, any dispute between Employee and the Company shall be submitted to binding arbitration, which will occur in either Tarrant, Collins or Dallas County, Texas. Employee or the Company may commence the arbitration by delivery of a written notice to the other Parties describing the issue in dispute and its position with regard to such issue. If Employee and the Company are unable to agree on an arbitrator within thirty (30) days following delivery of such notice, the arbitrator shall be selected in accordance with the American Arbitration Association’s National Rules for the Resolution of Employment Disputes in effect at the time (“National Rules”). Only one arbitrator, as opposed to a panel of arbitrators shall hear the dispute. Discovery shall be allowed in accordance with the National Rules. Except as may be otherwise provided herein, the arbitration shall be conducted in accordance with the National Rules. The award of the arbitrator shall be final and binding, and judgment upon an award may be entered in any court of competent jurisdiction. Each Party shall bear its own costs and attorneys’ fees; and Employee shall pay one-half of the cost of arbitration, and the Company shall pay the other one-half. Nothing contained in this Section 23 shall prevent either party from seeking a temporary restraining order, preliminary injunction or similar injunctive relief from a court of competent jurisdiction to enforce the provisions of this Agreement. In the event that any Party institutes an action in court for such relief or to compel arbitration or enforce an award of arbitration, the prevailing Party shall be entitled to recover its costs, including without limitation reasonable attorneys’ and experts’ fees.

25. Notice. All notices, requests, demands, or other communications under this Agreement shall be in writing. Notice shall be sufficiently given for all purposes as follows:

(a) Personal Delivery. When personally delivered to the recipient, notice is effective on delivery.

(b) First-Class Mail. When mailed first class to the last address of the recipient known to the Party giving notice, notice is effective two (2) mail delivery days after deposit in a United States Postal Service office or mailbox.

(c) Certified Mail. When mailed certified mail, return receipt requested, notice is effective on receipt, if delivery is confirmed by a return receipt dated on a business day.

(d) Overnight Delivery. When delivered by overnight delivery via FedEx/United Parcel Service, or other reputable overnight delivery service, charges prepaid or charged to the sender’s account, notice is effective on delivery, if delivery is confirmed by the delivery service.

(e) Email Transmission. When sent by email to the last email address of the recipient known to the Party giving notice, notice is effective when sent. Any Notice given by email shall be deemed received on the next business day if it is received after 5:00 p.m. (recipient’s time) or on a non-business day.

(f) Address, email and Facsimile Numbers. Addresses, email addresses and fax numbers for purpose of giving notice are as set forth following the signatures of the Parties below. Any Party may change its address or fax number by giving the other Party notice of the change in any manner permitted by this Agreement.

(g) Refusal, Unclaimed or Undeliverable Notice. Any correctly addressed notice that is refused, unclaimed, or undeliverable because of an act or omission of the Party to be notified shall be deemed effective as of the first business day that said notice was refused, unclaimed, or deemed undeliverable by the postal authorities, messenger, or overnight delivery service.

(h) Business Day. If the last day permissible for delivery of any Notice under any provision of this Agreement, or for the performance of any obligation under this Agreement, shall be other than a business day, such last day for such Notice or performance shall be extended to the next following Business Day (provided, however, under no circumstances shall this provision be construed to extend the Date of Termination of this Agreement).

26. Confirmation of the Parties’ Understanding of the Terms of This Agreement. The Parties represent that they have read this Agreement, in full, and understand each of its terms. The Parties also represent that they have had sufficient time and opportunity to obtain legal advice, if desired, before signing this Agreement. The Parties represent that they are signing this Agreement voluntarily, without any form of duress or coercion. The Parties understand that this Agreement shall be final and binding on the Parties.

27. Counterparts. This Agreement may be executed in any number of counterparts, using facsimile or electronic signatures, each of which will be deemed an original, but all of which together will constitute one and the same instrument. The Parties may also deliver executed copies of this Agreement to each other by electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. No party may raise the use of any image transmission device or method or the fact that any signature was transmitted as an image as a defense to the enforcement of this Agreement.

28. Managing Director. The Parties acknowledge that Employee serves as the Managing Director of Inpixon and IntraNav, in accordance with German law. Employee agrees to (i) countersign a Contribution Agreement pursuant to which all of the stock of Aware RTLS, Inc., a Texas corporation are being contributed to Inpixon, (ii) execute such powers of attorney, authorizing the Heuking Law Firm to act for Inpixon and IntraNav relative to the Inpixon Transaction, together with such other document(s) as the Company requests, before a German notary at the German Embassy (the “Executed Documents”) to authorize and otherwise affect the Inpixon Transaction and (iii) cause the original notarized Executed Documents to be delivered to such location in Frankfurt, Germany as designated by the Company on or before the Inpixon Close Date, via overnight delivery. The Parties agree that Employee’s obligations and service as a Managing Director shall terminate on the Inpixon Close Date and the documents relative to such Inpixon Transaction shall cause the Purchaser in the Inpixon Transaction to replace Employee as the Managing Director of Inpixon and IntraNav as of the Inpixon Close Date (or executed on the Inpixon Transaction Date, and filed as soon thereafter as such may be accomplished with the German corporate registry.

IN WITNESS WHEREOF, the Parties have executed this Agreement to be effective as of the date the Company’s Board approves this Agreement at the Company’s Board meeting scheduled for January 29, 2026 (the “Effective Date”).

XTI Aerospace, Inc., a Nevada corporation

By:	/s/ Brooke Turk	/s/ Soumya Das
	Brooke Turk, CFO	Soumya Das

8123 S. InterPort Boulevard, Suite C		Address:
Englewood, Colorado 80112
Email:
Email:

EXHIBIT A

Resignation

XTI Aerospace, Inc.

8123 S. InterPort Boulevard, Suite C

Englewood, Colorado 80112

Attention: Board of Directors (the “Board’’) of XTI Aerospace, Inc. (the “Company”)

Ladies and Gentlemen:

I, the undersigned, hereby voluntarily and irrevocably resign, effective immediately, (my “Resignation”) from (i) my position as a director on the Company’s Board, and (ii) my position as Chief Executive Officer of Inpixon and from any and all other positions I hold with Company or any of the Company’s subsidiaries (collectively, the “XTI Companies”), including, but not limited to, (x) Inpixon GmbH, (y) IntraNav GmbH, based in Eschborn, Germany, an indirect subsidiary of XTI (collectively, the “Inpixon Companies”), with the German Companies comprising the entire business unit of XTI generally referred to as Inpixon focused on real-time location systems (“RTLS’’) technology providing location intelligence solutions in factories and other industrial facilities to help optimize operations, increase productivity, and enhance safety (the “Inpixon Business”).

My Resignation shall be deemed effective without any further action or acceptance by the Company or the Board. Please be advised that my Resignation is not because of a disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Dated: January 29, 2026	Sincerely,

/s/ Soumya Das
Soumya Das

EXHIBIT B

RELEASE OF CLAIMS AND WAIVERS

In exchange for payment to Employee of the Separation Payment, if any, as provided in this Separation Agreement and Release (the “Agreement” and for the other benefits provided therein) between Employee and XTI Aerospace, Inc., a Nevada corporation (the “Company”), to which this form is attached, Employee hereby furnishes to the Company this Release and Waiver of Claims.

Employee hereby releases, and forever discharges the Company, its officers, directors, agents, employees, stockholders, successors, assigns and affiliates (including all Company Affiliates (as defined in the Agreement)), of and from any and all known claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, suspected and unsuspected, disclosed and undisclosed, arising at any time prior to and including Employee’s employment termination date with respect to any claims relating to Employee’s employment and the termination of Employee’s employment, including but not limited to, claims pursuant to any federal, state or local law relating to employment, including, but not limited to, discrimination claims, claims under the any Fair Employment and Housing Act, and the Federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”), or claims for wrongful termination, breach of the covenant of good faith, contract claims, tort claims, and wage or benefit claims, including but not limited to, claims for salary, bonuses, commissions, stock, stock options, vacation pay, fringe benefits, severance/separation pay or any form of compensation (other than the Transition Payments and the Separation Payment owed by the Company to Employee under the Agreement).

Employee acknowledges that, among other rights, Employee is waiving and releasing any rights Employee may have under the ADEA, that this Release and Waiver of Claims is knowing and voluntary, and that the consideration given for this Release and Waiver Claims is in addition to anything of value to which Employee was already entitled as an employee of the Company. Employee further acknowledge that Employee has been advised, as required by the Older Workers Benefit Protection Act, that: (a) this Release and Waiver of Claims granted herein does not relate to claims which may arise after it is executed; (b) Employee has the right to consult with an attorney prior to executing this Release and Waiver of Claims (although Employee may choose voluntarily not to do so); (c) Employee has twenty-one (21) days from the date Employee receives this Release and Waiver of Claims, in which to consider this Release and Waiver of Claims (although Employee may choose voluntarily to execute it earlier); (d) Employee has seven (7) days following the execution of this Release and Waiver of Claims to revoke Employee’s consent to this Release and Waiver of Claims; and (e) this Release and Waiver of Claims shall not be effective until the seven (7) day revocation period has expired.

Date: January 29, 2026	EMPLOYEE:

/s/ Soumya Das
Soumya Das